Exhibit 99.1

July 15, 2011

Crown Crafts Reaches Agreement with
the Wynnefield Group Regarding Director Nominations

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported that it has reached an agreement with the Company’s largest stockholder, Wynnefield Partners Small Cap Value, L.P. and certain of its affiliates (collectively, the “Wynnefield Group”), regarding the slate of directors to be nominated for election at the Company’s 2011 annual meeting of stockholders, scheduled for Tuesday, August 9, 2011.

Under the terms of the agreement, Patricia Stensrud will be included on the Company’s slate of nominees for election as Class III directors.  Joining Ms. Stensrud for election to the Board will be Dr. Donald Ratajczak, who has served on the Board since 2001.  Pursuant to the agreement, the Wynnefield Group has agreed to discontinue its own proxy solicitation in connection with the annual meeting and vote its shares of the Company’s common stock in favor of the Company’s nominees.  As part of the settlement, Joseph Kling, currently a Class III director whose term expires at the annual meeting, is not being re-nominated to the board.

“We are pleased to have reached an amicable settlement with the Wynnefield Group and, thus, avoid another costly and distracting proxy fight with them,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer.  “We sincerely thank Joe Kling for his insight and counsel over the years. During his tenure with us, he was a strong contributor to our independent Board and a driving force in our international expansion efforts. At the same time, we welcome Patricia Stensrud, who we believe will be a valuable addition to the Company’s Board.  We look forward to having the opportunity to work closely with her as we continue to execute our strategic initiatives,” said Chestnut.

Nelson Obus, President of Wynnefield Capital, said, “We are extremely happy that the Board has agreed to nominate Ms. Stensrud.  Accordingly, we are terminating our proxy solicitation efforts.  Her strong background in businesses that relate to Crown Crafts’ areas of endeavor will bring fresh thinking and new ideas to the Board, which should benefit all stockholders.”

916 S. Burnside Avenue   *   PO Box 1028   *   Gonzales, LA   70707-1028   *   (225) 647-9100  *   Fax (225) 647-9104

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding and blankets; nursery and bath accessories; reusable and disposable bibs and floor mats; burp cloths; room décor; and disposable placemats, toilet seat covers and changing mats.  The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana.  Crown Crafts is America’s largest producer of infant bedding, bibs and bath items.  The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.  The latest news about Crown Crafts can be found at www.crowncrafts.com.

About the Wynnefield Group

The Wynnefield Group is Crown Crafts’ largest stockholder, holding approximately 16% of the Company’s outstanding common stock.  Established in 1992, the Wynnefield Group includes several affiliates of Wynnefield Capital, Inc., a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.

Contact:

Olivia Elliott
Vice President and Chief Financial Officer
225-647-9124
e-mail to:  oelliott@crowncrafts.com

or

Halliburton Investor Relations
972- 458-8000